Exhibit 99.1

Warrior Met Coal, Inc.

16243 Highway 216

Brookwood, AL 35444

FOR IMMEDIATE RELEASE

Analysts and Investors, contact:	Dale W. Boyles, (205) 554-6129
News Media, contact:	William Stanhouse, (205) 554-6131

WARRIOR MET COAL RECEIVES FAVORABLE IRS PRIVATE LETTER RULING

BROOKWOOD, AL September 21, 2017 – Warrior Met Coal (NYSE: HCC) (“Warrior” or the “Company”) reported today that the Internal Revenue Service (“IRS”) has issued a Private Letter Ruling (“PLR”) that favorably impacts the Company’s analysis of its ability to utilize its net operating loss carryforwards (“NOLs”) for federal income tax purposes. Prior to the PLR, the Company applied an annual limitation on the utilization of NOLs pursuant to Section 382 of the Internal Revenue Code and, accordingly, expected to pay a significantly higher amount of income taxes for 2017. Upon the issuance of the PLR, the Company believes that its NOLs will not be subject to the annual limit of Section 382 as previously applied in 2017. However, the Company expects to be subject to the Alternative Minimum Tax (“AMT”).

The Company expects to make a year-to-date adjustment in its third quarter 2017 financial results to reflect the change in application of Section 382 in computing income tax expense. After applying the revised method to the year-to-date and full year 2017 expected results, the Company believes that its effective income tax rate will be approximately 2% for the full year, before refundable AMT credits and excluding the effect of any changes in the valuation allowance for deferred tax assets.

The Company expects that its NOLs will be less than the amounts previously disclosed due to the change in the application of Section 382, as a result of this ruling. The Company now expects its federal NOLs to total approximately $1.8 billion to $2.0 billion. The Company plans to provide an updated estimate of its NOLs by the end of this fiscal year.

“We are very pleased with this IRS ruling which we believe will provide us with the maximum availability of the NOLs and thereby minimize our tax payment obligations for this year and into the future. We believe a reduction of tax liabilities will result in a significant increase in free cash flow and will drive increased cash conversion, leveraging Warrior’s highly differentiated business model” said Dale W. Boyles, Chief Financial Officer of Warrior.

Warrior Met Coal is a large-scale, low-cost U.S.-based producer and exporter of premium hard coking coal (“HCC”) operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties, and is of a similar quality to coal referred to as the HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realization near the HCC industry index average. Warrior sells all of its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior Met Coal, please visit www.warriormetcoal.com.

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; fluctuations in the amount of cash the Company generates from operations; the availability of and the Company’s ability to utilize the NOLs (including due to an ownership change or otherwise); changes in tax laws or regulations; our ability to rely on the PLR, which is subject to, among other things, the representations and statements provided to the IRS and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its Registration Statement on Form S-1 (File No. 333-216499), Form 10-Q for the quarterly period ended June 30, 2017 and other reports filed from time to time with the SEC, which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC’s website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.